Exhibit 99.1

FOR IMMEDIATE RELEASE

GUILFORD PHARMACEUTICALS ANNOUNCES COMPLETION OF
NIL-A PHASE II CLINICAL TRIAL FOR PARKINSON’S DISEASE

First clinical evaluation of neuroimmunophilin ligands in Parkinson’s disease

BALTIMORE, MD – July 26, 2001 —Guilford Pharmaceuticals Inc. (NASDAQ: GLFD) announced today that Amgen Inc. has completed a Phase II clinical trial of NIL-A, the neuroimmunophilin ligand licensed to it by Guilford Pharmaceuticals, in patients with Parkinson’s disease. This trial is the first clinical evaluation of a neuroimmunophilin ligand in the treatment of Parkinson’s disease.

About the NIL-A Phase II Clinical Trial

The clinical trial conducted by Amgen is a Phase II, randomized, double-blind, placebo- controlled evaluation of the safety, pharmacokinetics and efficacy of NIL-A in patients with mild to moderate Parkinson’s disease.

Phase II clinical trials of a drug are usually conducted to extend the safety evaluation conducted in Phase I, to determine a dosing regimen for future clinical trials, and to explore the potential efficacy of the drug in a targeted patient population. The efficacy evaluation centers on determining the clinical benefit of treatment, if any, and whether or not all patients or a subgroup appear to benefit. Phase II trials are usually exploratory or hypothesis generating. Confirmatory evidence, gathered in Phase III trials, is almost always needed before final conclusions can be drawn about the safety and efficacy of a new drug.

At the 42 participating medical centers in the NIL-A Phase II trial, patients were screened to determine their eligibility for the study and informed consent was obtained from each patient who was offered and accepted enrollment. Patients then received a thorough examination, including a neurological exam, to determine the extent and severity of their disease and all drugs then being administered were recorded. To be eligible, patients had to be optimally treated with antiparkinsonian drugs and have stable clinical symptoms. Upon completing the baseline evaluation, patients were randomly assigned to receive either placebo tablets, 200 mg of NIL-A, or 1,000 mg of NIL-A four times a day for 24 weeks. The randomization scheme was blocked by imaging status (see below) but not by treatment center.

Subsequently, all patients were periodically evaluated by neurologists expert in Parkinson’s disease to determine if they had experienced any side effects from treatment, to measure their blood levels of NIL-A, and to determine if they had experienced any change in their symptoms of Parkinson’s disease.

SPECT brain scans were obtained with 123I Beta-CIT (DOPASCAN® Injection) in a subset of the patients to obtain a measure of the density of dopamine nerve terminals in the region of the brain that deteriorates in Parkinson’s disease.

After six months of treatment, final clinical examinations and SPECT scans were obtained and treatment was discontinued. Patients were followed for 28 days after treatment and then exited from the trial.

There were 300 patients enrolled in the trial, 101 were assigned to the placebo group, 100 to the low dose group, and 99 to the high dose group. SPECT scans were obtained in 105 subjects equally divided among the treatment groups.

The two primary clinical hypotheses tested in this trial were that 6 months of treatment with NIL-A would result in at least a 4 point improvement when compared with placebo in the UPDRS Motor Subscale measured before patients took their first daily dose of antiparkinsonian medication, and that NIL-A would be safe and well tolerated at doses up to 1000 mg four times a day for 6 months. The a priori efficacy hypothesis was established based on expert advice and prior experience with the development of other classes of antiparkinsonian drugs, although there was no prior clinical experience with NIL-A to generate the primary efficacy hypothesis. Secondary efficacy endpoints identified in the analytical plan for the trial were: 123I Beta CIT SPECT scans, total UPDRS score, bilateral finger tapping, dyskinesia rating scale, Hoehn & Yahr rating scale and a quality of life measure obtained from a questionnaire.

The frequency and severity of reported adverse events were similar in all three treatment groups except that patients in the high dose NIL-A group experienced an increased incidence of transient nausea or indigestion. The mean change in UPDRS motor score was –1.05 in placebo treated patients and 0.25 and –0.35 in the low dose and high dose patients respectively. (p=0.2) An increase in score indicates worsening disease. The mean percent change in the density of dopamine nerve terminals as measured by SPECT was +3.4% in placebo patients, +6.3% in low dose patients and +9.4% in the high dose group after 12 weeks of treatment. (n=30, 10 per group, p=0.4) the corresponding changes at 24 weeks were –0.15%, –1.2% and +2.5%. (n=105, 35 per group, p=0.7). The Hoehn & Yahr score improved (i.e., went down) during the trial in 11% of placebo patients, 17% of low dose patients, and 21% of the high dose patients. The difference between the high dose group and the placebo group was significant after adjustment for age, duration of Parkinson’s disease symptoms, and Hoehn & Yahr score at baseline (p=0.028). The changes in the dyskinesia scores and finger tapping tests were not statistically significant.

Subgroups of patients stratified by age, disease severity, duration of symptoms, and type of antiparkinson’s treatment are currently being analyzed.

These results suggest that NIL-A at doses up to 1000 mg taken orally four times a day for 6 months is well-tolerated but does not produce a substantial reversal of the motor symptoms of Parkinson’s disease.

About Parkinson’s Disease

Parkinson’s disease is a chronic, progressive degenerative disorder that involves a specialized region of the brain that controls muscle tone and coordination. Most patients are affected in mid-life and usually develop hand tremors, muscle rigidity, and postural instability, among the many manifestations of the disease. The disease is caused by the degeneration of nerve cells that use dopamine as a chemical messenger. Treatment currently consists of administering drugs that increase the amount of dopamine in the affected regions of the brain or substitute for the lost dopamine. Unfortunately, there are no current treatments that can reverse, or even slow down, the progressive degeneration of the dopamine nerve cells in Parkinson’s disease.

About Neuroimmunophilin Ligands

Neuroimmunophilin ligands are small molecules that in preclinical experiments have been shown to be orally-bioavailable, cross the blood-brain barrier, and repair and regenerate damaged nerves without affecting normal nerves. In 1997, Guilford entered into a collaboration with Amgen for the research, development and commercialization of a broad class of neuroimmunophilin ligands, for a range of indications, including Parkinson’s disease, Alzheimer’s disease, spinal cord injury, brain trauma, and other diseases and conditions. Amgen commenced the current Phase II trial for NIL-A for Parkinson’s disease in the summer of 2000.

Guilford Pharmaceuticals is a biopharmaceutical company engaged in the development of polymer-based therapeutics for cancer, and novel products for the diagnosis and treatment of neurological diseases, including Parkinson’s disease, Alzheimer’s disease, stroke, severe head trauma, spinal cord injuries, multiple sclerosis and peripheral neuropathies.

Contact:	Guilford Pharmaceuticals Inc. Stacey Jurchison 410.631.5022 Angie Rubin 410.631.6449

      Internet address: www.guilfordpharm.com

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This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled “Risk Factors” contained in the Company’s Registration Statement on Form S-3 dated June 21, 2001, that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. Among other things, there can be no assurance that NIL-A will be shown in clinical trials to be a safe and effective drug for the treatment of Parkinson’s disease or other conditions.